Exhibit 10.18
Execution Version
EMPLOYMENT AGREEMENT
This EMPLOYMENT AGREEMENT (this “Agreement”) is made and entered into as of this 9th day of December, 2025 (the “Agreement Date”), by and between Certara, Inc., a Delaware corporation (the “Company”), and Jon Resnick (“Executive”).
W I T N E S S E T H:
WHEREAS, the Company desires to employ Executive and to enter into this Agreement embodying the terms of such employment, and Executive desires to enter into this Agreement and to accept such employment, subject to the terms and provisions of this Agreement.
NOW, THEREFORE, in consideration of the promises and mutual covenants contained herein and for other good and valuable consideration, the receipt and sufficiency of which are mutually acknowledged, the Company and Executive hereby agree as follows:
Section 1. Definitions. Capitalized terms not otherwise defined elsewhere in this Agreement shall have the meaning set forth in this Section 1.
(a)“Accrued Obligations” shall mean (i) all accrued but unpaid Base Salary through the date of termination of Executive’s employment, payable within thirty (30) days following the date of termination, (ii) any unpaid or unreimbursed business expenses incurred in accordance with Section 6 hereof, payable within thirty (30) days following the date of termination and (iii) any benefits provided under the Company’s employee benefit plans upon a termination of employment, including rights with respect to equity participation under the Equity Documents, in accordance with the terms contained therein.
(b)“Board” shall mean the Board of Directors of the Company.
(c)“Cause” shall mean (i) Executive’s act(s) of gross negligence or willful misconduct in the course of Executive’s employment with the Company, (ii) willful failure or refusal by Executive to perform in any material respect his duties or responsibilities, (iii) misappropriation (or attempted misappropriation) by Executive of any assets or business opportunities of the Company or any other member of the Company Group, (iv) embezzlement or fraud committed (or attempted) by Executive, or at his direction, (v) Executive’s conviction of, or pleading “guilty” or “ no contest” to, (x) a felony or (y) any other criminal charge that has, or could be reasonably expected to have, a material adverse impact on the performance of Executive’s duties to the Company or any other member of the Company Group or otherwise result in material injury to the reputation or business of the Company or any other member of the Company Group, (vi) any material violation by Executive of the policies of the Company Group that are applicable to Executive, including but not limited to those relating to sexual harassment or business conduct, and those otherwise set forth in the manuals or statements of policy of the Company Group, or (vii) Executive’s material breach of this Agreement, the Equity Documents and/or any other agreement with the Company or any other member of the Company Group. Notwithstanding the foregoing, no act or omission described in clause (ii), (vi), or (vii) shall constitute Cause unless, within thirty (30) days following the occurrence of such act or omission, (x) the Company provides written notice to Executive specifying in reasonable detail the conduct alleged to constitute Cause, and (y) if such conduct is reasonably capable of being cured, Executive fails to cure such conduct to the reasonable satisfaction of the Board within thirty (30) days after receiving such written notice. If the Board reasonably believes that Executive may have engaged in conduct that could constitute Cause hereunder, the Board may, in its sole and absolute discretion, suspend Executive from performing his duties hereunder, and in no event shall any such suspension constitute an event pursuant to which Executive may terminate employment with Good Reason or otherwise constitute a breach hereunder; provided, that no such suspension shall alter the Company’s obligations under this Agreement, the Equity Documents and/or any other equity award agreements to which Executive and the Company Group are parties (including, but not limited, continued vesting) during such period of suspension.
(d)“Change in Control” shall have the meaning assigned to such term under the Incentive Plan.
(e)“Code” shall mean the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.
(f)“Company Group” shall mean the Company, together with any of its direct or indirect subsidiaries.
(g)“Compensation Committee” shall mean the committee of the Board designated to make compensation decisions relating to senior executive officers of the Company Group.
(h)“Confidential Information” has the meaning set forth in the Restrictive Covenants.
(i)“Disability” shall mean any physical or mental disability or infirmity of Executive that prevents the performance of Executive’s essential job duties for a period of (i) ninety (90) consecutive days or (ii) one hundred twenty (120) non-consecutive days during any twelve (12) month period. Any question as to the existence, extent, or potentiality of Executive’s Disability upon which Executive and the Company cannot agree shall be determined by a qualified, independent physician selected by the Company and approved by Executive (which approval shall not be unreasonably withheld, delayed or conditioned). The determination of any such physician shall be final and conclusive for all purposes of this Agreement.
(j)“Fair Market Value” shall have the meaning assigned to such term under the Incentive Plan.
(k)“Good Reason” shall mean, without Executive’s prior written consent, (i) a material diminution in Executive’s title, duties, authority, or responsibilities, (ii) a reduction in Base Salary or Target Annual Bonus opportunity (other than pursuant to an across-the-board reduction of no more than ten percent (10%) applicable to all similarly situated executives), (iii) following a Change in Control, any other change in the composition of Executive’s compensation opportunity that, in the aggregate, results in a material diminution of Executive’s compensation potential, including, without limitation, a change that reduces the guaranteed or fixed portion of total compensation in favor of variable, performance-based or equity-based compensation, irrespective of whether the aggregate target value remains the same, (iv) a requirement that Executive’s principal place of employment changes by more than 50 miles, or (v) any other material breach by the Company Group of a provision of this Agreement, the Equity Documents and/or any other equity award agreements to which Executive and the Company Group are parties, or (vi) (A) the termination, cancellation, or failure to continue the Company’s equity incentive plan under which Executive holds outstanding awards without the adoption or continuation of a successor plan providing for equivalent awards, or (B) the failure of any acquiring or surviving entity (or its parent) in connection with a Change in Control to assume, continue, or substitute Executive’s outstanding vested and unvested equity awards with awards of equivalent value and terms (including vesting protection, performance goals, and payment timing).
(l)“Incentive Plan” shall mean the Certara, Inc. 2020 Incentive Plan, as amended.

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(m)“Person” shall mean any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust (charitable or non- charitable), unincorporated organization, or other form of business entity.
(n)“Protection Period” shall mean the six (6) months prior to and the twenty-four (24) months following a Change in Control of the Company.
(o)“Qualifying Termination” shall mean a termination of Executive’s employment during the Protection Period by the Company without Cause or due to Executive’s Disability, due to Executive’s death or by Executive for Good Reason in accordance with the notice and cure procedures set forth in Section 7(f) that apply for an effective termination for Good Reason outside of the Protection Period.
(p)“Release of Claims” shall mean the Release of Claims in substantially the same form attached hereto as Exhibit A (as the same may be revised from time to time by the Company upon the advice of counsel).
(q)“Restrictive Covenants” shall mean the Restrictive Covenants attached hereto as Exhibit B.
Section 2.    Acceptance and Term of Employment.
The Company agrees to employ Executive, and Executive agrees to serve the Company, on the terms and conditions set forth herein. Executive’s employment hereunder shall commence on January 1, 2026 (the “Start Date”), and continue until terminated as provided in Section 7 hereof (the “Term of Employment”).
Section 3.    Position, Duties, and Responsibilities; Place of Performance.
(a)Position, Duties, and Responsibilities. During the Term of Employment, Executive shall be employed and serve as the Chief Executive Officer of the Company (together with such other position or positions consistent with Executive’s title as the Board shall specify from time to time) and shall have such duties and responsibilities commensurate with such title. All business unit Presidents of the Company and all functional unit heads of the Company shall report to Executive. During the Term of Employment, Executive shall serve as a member of the Board and also agrees to serve as an officer and/or director of any other member of the Company Group, in each case without additional compensation.
(b)Performance. Executive shall devote his full business time, attention, skill, and best efforts to the performance of his duties under this Agreement and shall not engage in any other business or occupation during the Term of Employment, including, without limitation, any activity that (x) conflicts with the interests of the Company or any other member of the Company Group, (y) interferes with the proper and efficient performance of Executive’s duties for the Company, or (z) interferes with Executive’s exercise of judgment in the Company’s best interests. Notwithstanding the foregoing, nothing herein shall preclude Executive from (i) serving, with the prior written consent of the Board (which consent shall not be unreasonably withheld), as a member of the board of directors or advisory board (or the equivalent in the case of a non-corporate entity) of a non-competing for-profit business and one or more charitable organizations, (ii) engaging in charitable activities and community affairs, and (iii) managing Executive’s personal investments and affairs; provided, however, that the activities set out in clauses (i), (ii), and (iii) shall be limited by Executive so as not to materially interfere, individually or in the aggregate, with the performance of his duties and responsibilities hereunder.

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(c)Principal Place of Employment. Executive’s principal place of employment shall be a remote work location, although Executive will also work as needed from the Company’s U.S. headquarters in Radnor, PA (the “Headquarters”) and as may be required will travel from time to time for business reasons including, without limitation, the Company’s other offices.
Section 4.    Compensation.

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During the Term of Employment, Executive shall be entitled to the following compensation:
(a)Base Salary. Executive shall be paid an annualized base salary, payable in accordance with the regular payroll practices of the Company, of $750,000 (as may be increased annually as determined by the Compensation Committee in its sole discretion, the “Base Salary”).
(b)Annual Bonus. Executive shall be eligible for an annual incentive bonus award determined by the Compensation Committee in respect of each fiscal year during the Term of Employment (the “Annual Bonus”). The target Annual Bonus for each fiscal year shall be 100% of Base Salary for such fiscal year (the “Target Annual Bonus”), with the actual Annual Bonus payable being based upon the level of achievement of annual Company and individual performance objectives for such fiscal year in an amount up to 200% of Base Salary, as determined by the Board (or Compensation Committee) in consultation with Executive. Commencing in 2026, such performance objectives shall be communicated to Executive in writing within ninety (90) days following the commencement of each fiscal year during the Term of Employment. Notwithstanding the foregoing, Executive’s Annual Bonus for 2025 shall (i) equal the Target Annual Bonus based upon Executive’s Base Salary as of the Start Date, (ii) be paid in a single payment within thirty (30) days of the Start Date, and (iii) if Executive’s employment is terminated by the Company for Cause or by Executive without Good Reason prior to April 1, 2026, be repaid to the Company in full. The Annual Bonus shall otherwise be subject to the terms and conditions of the annual bonus plan adopted by the Board or the Compensation Committee, if any, under which bonuses are generally payable to senior executives of the Company, as in effect from time to time. The Annual Bonus shall be paid in cash to Executive at the same time as annual bonuses are generally payable to other senior executives of the Company, subject to Executive’s continuous employment through the annual bonus payment date (subject to Section 7 below).
(c)2025 Long-Term Incentive Grants. In connection with the commencement of Executive’s employment hereunder, Executive shall be entitled to participate in and receive grants under the Incentive Plan, pursuant to the terms of such plan, and the applicable equity award agreements (the “Equity Documents”). Executive’s equity participation shall be exclusively governed by the terms of the Equity Documents. On or as soon as practicable, but in no event later than five (5) days following Executive’s Start Date, Executive will receive long-term incentive equity awards in respect of 2025 performance comprised of the following:
(i)Time-vesting restricted stock units with a grant date value of $1,600,000 that will vest on April 1, 2028; and
(ii)Performance-vesting stock units with a grant date value of $2,400,000 (calculated based on assumed target level performance), subject to vesting on April 1, 2028, with the following applicable performance multipliers based on the Company’s highest achieved volume weighted average closing stock price over a 30-day period on or prior to April 1, 2028; provided, however that if a Change in Control occurs prior to April 1, 2028, then the applicable performance multiplier will be determined based on the Fair Market Value of the Company’s common stock as of the Change in Control date if such Fair Market Value is greater than the highest achieved volume weighted average closing stock price over a 30-day period:

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30-Day VWAP Highest Closing Stock Price	Performance Multiplier
Less than $12.00	0%
$12.00 (Threshold Level)	50%

$18.00 (Target Level)	100%
$24.00 or More (Maximum Level)	200%

(d)Accelerated 2026 Long-Term Incentive Grants. On or as soon as practicable, but in no event later than five (5) days following Executive’s Start Date, Executive will receive accelerated long- term incentive equity awards in respect of 2026 performance comprised of the following:
(i)Time-vesting restricted stock units with a grant date value of $3,200,000 that will vest on April 1, 2029; and
(ii)Performance-vesting stock units with a grant date value of $4,800,000 (calculated based on assumed target level performance), subject to vesting on April 1, 2029, with the following applicable performance multipliers based on the Company’s highest achieved volume weighted average closing stock price over a 30-day period on or prior to April 1, 2029; provided, however that if a Change in Control occurs prior to April 1, 2029, then the applicable performance multiplier will be determined based on the Fair Market Value of the Company’s common stock as of the Change in Control date if such Fair Market Value is greater than the highest achieved volume weighted average closing stock price over a 30-day period:

30-Day VWAP Highest Closing Stock Price	Performance Multiplier
Less than $12.00	0%
$12.00 (Threshold Level)	50%
$18.00 (Target Level)	100%
$24.00 or More (Maximum Level)	200%
(e)Make Whole Equity Grant. On or as soon as practicable, but in no event later than five (5) days following Executive’s Start Date, Executive will receive a restricted stock unit grant with a grant date value of $6,500,000 in respect of forfeited equity awards from Executive’s prior employer that will vest in two equal annual installments with the first installment vesting on the twelve (12) month anniversary of the Start Date and the second installment vesting on the twenty-four (24) month anniversary of the Start Date (the “Make Whole Equity Grant”).
(f)Future Annual Equity Grants. Other than as set forth in Section 4(d), Executive shall not be entitled to receive long-term equity incentive grants in connection with the Company’s anticipated

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April 2026 grant date to other senior executives of the Company. Beginning in April 2027 and continuing for the duration of the Term of Employment, Executive shall be eligible to receive long-term equity incentive grants having the same incentive objective as other senior executives of the Company at a grant level that is commensurate with Executive’s status as the Company’s Chief Executive Officer and on such terms as may be approved by the Company from time to time.
(g)Share Calculation; 14-Day VWAP. For each equity award under Section 4(c), (d) and (e), the number of shares subject to the award will equal the stated grant date value for such award divided by the 14-Day VWAP, rounded down to the nearest whole share. For purposes of this Agreement, “14-Day VWAP” means the volume-weighted average trading price per share of the Company’s common stock on its principal national securities exchange for the fourteen (14) consecutive trading days ending on, and including the Agreement Date, as reported by Bloomberg (or, if Bloomberg is unavailable, by another nationally recognized market data source selected in good faith by the Compensation Committee). If the Company’s common stock is not then listed for trading on a national securities exchange, or if trading is suspended for all or a material portion of the 14-Day VWAP period, the “14-Day VWAP” will be the fair market value per share as determined under the Incentive Plan using a reasonable substitute averaging methodology selected in good faith by the Compensation Committee. For the avoidance of doubt, the use of the 14-Day VWAP under this Section 4(g) is solely for determining the number of shares subject to an award and does not alter (i) the definition of “Fair Market Value” under the Incentive Plan for any other purpose, including tax withholding, or (ii) the grant-date fair value used for financial reporting. All share calculations remain subject to the share-counting, adjustment, and other limits in the Incentive Plan and the applicable award agreement.
Section 5.    Employee Benefits.
During the Term of Employment, Executive shall be entitled to participate in health, insurance, retirement, and other benefits provided generally to senior executives of the Company. Executive shall also be entitled to the same number of holidays, vacation days, and sick days, as well as any other benefits, in each case as are generally allowed to senior executives of the Company in accordance with the Company policy as in effect from time to time. Nothing contained herein shall be construed to limit the Company’s ability to amend, suspend, or terminate any employee benefit plan or policy at any time, and the right to do so is expressly reserved.
Section 6.    Reimbursement of Expenses.
(a)Executive is authorized to incur reasonable business expenses in carrying out his duties and responsibilities under this Agreement, and the Company shall promptly reimburse him for all such reasonable business expenses, subject to documentation in accordance with the Company’s policy, as in effect from time to time.
Section 7.    Termination of Employment.
(a)General. The Term of Employment, and Executive’s employment hereunder, shall terminate upon the earliest to occur of (i) Executive’s death, (ii) a termination by reason of a Disability, (iii) a termination by the Company with or without Cause, (iv) a termination by Executive with or without Good Reason; or (v) the Company’s unilateral decision not to commence Executive’s employment in accordance with Section 2. Except as otherwise expressly required by law (e.g., COBRA) or as specifically provided herein or in the Equity Documents, all of Executive’s rights to Base Salary, Annual Bonus, employee benefits and other compensatory amounts hereunder (if any) shall cease upon the termination of Executive’s employment hereunder.

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(b)Deemed Resignation. Upon any termination of Executive’s employment for any reason, except as may otherwise be requested by the Company in writing and agreed upon in writing by Executive, Executive shall be deemed to have resigned from any and all directorships, committee memberships, and any other positions Executive holds with the Company or any other member of the Company Group.
(c)Termination Due to Death or Disability Outside of the Protection Period. Executive’s employment shall terminate automatically upon his death outside of the Protection Period. The Company may terminate Executive’s employment immediately upon the occurrence of a Disability outside of the Protection Period, such termination to be effective upon Executive’s receipt of written notice of such termination. Upon Executive’s death or in the event that Executive’s employment is terminated due to his Disability, in each case outside of a Protection Period, Executive or his estate or his beneficiaries, as the case may be, shall be entitled to:
(i)The Accrued Obligations;
(ii)Any unpaid Annual Bonus in respect of the most recently completed fiscal year that ended prior to the date of such termination, which amount shall be paid at such time annual bonuses are paid to other senior executives of the Company (the “Prior Year Bonus Amount”); and
(iii)Subject to satisfaction of the applicable performance objectives applicable for the fiscal year in which such termination occurs, an amount equal to (A) the Annual Bonus otherwise payable to Executive for the fiscal year in which such termination occurred, assuming Executive had remained employed through the applicable payment date, multiplied by (B) a fraction, the numerator of which is the number of days elapsed from the commencement of such fiscal year through the date of such termination and the denominator of which is 365 (or 366, as applicable), which amount shall be paid at such time annual bonuses are paid to other senior executives of the Company, but in no event later than the date that is 2 1/2 months following the last day of the fiscal year in which such termination occurred (the “Current Year Prorata Bonus Amount”).
Following Executive’s death or a termination of Executive’s employment by reason of a Disability, except as set forth in this Section 7(c), Executive shall have no further rights to any compensation or any other benefits under this Agreement.
(d)Termination by the Company for Cause.
(i)The Company may terminate Executive’s employment at any time for Cause, effective upon delivery to Executive of written notice of such termination;.
(ii)In the event that the Company terminates Executive’s employment for Cause, he shall be entitled only to the Accrued Obligations. Following such termination of Executive’s employment for Cause, except as set forth in this Section 7(d)(ii), Executive shall have no further rights to any compensation or any other benefits under this Agreement.
(e)Termination by the Company without Cause Outside of the Protection Period. The Company may terminate Executive’s employment at any time outside of the Protection Period without Cause. In the event that Executive’s employment is terminated by the Company without Cause (other than due to death or Disability) outside of the Protection Period, Executive shall be entitled to:

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(i)the Accrued Obligations;
(ii)the Prior Year Bonus Amount, to the extent not previously paid;
(iii)the Current Year Prorata Bonus Amount;
(iv)an amount equal to one times the sum of Executive’s Base Salary and Target Annual Bonus amount, to be paid in a lump sum within 60 days of the date of termination;
(v)subject to Executive’s election of COBRA continuation coverage under the Company’s group health plan, payment, on the first regularly scheduled payroll date of each month for the twelve months following the termination of Executive’s employment, of an amount equal to the difference between the monthly COBRA premium cost and the monthly contribution paid by active employees for the same level of coverage; provided, that the payments described in this clause (v) shall cease earlier than twelve (12) months following the termination of Executive’s employment in the event that Executive and his eligible dependents become eligible to receive any health benefits as a result of Executive’s subsequent employment or service during the twelve months following Executive’s termination;
(vi)full accelerated vesting of the Make Whole Equity Grant, to the extent not previously vested;
(vii)accelerated vesting of the next scheduled vesting tranche of any then outstanding time-vesting restricted stock units granted pursuant to Sections 4(c) or 4(d); and
(viii)prorated vesting of any then outstanding performance-vesting stock units granted pursuant to Sections 4(c) or 4(d) based on the applicable performance multipliers achieved through the date of the termination of Executive’s employment, with pro-ration based on period of Executive’s employment completed with respect to the contemplated full time-vesting period.
If the Company unilaterally determines not to commence Executive’s employment in accordance with Section 2 of this Agreement and to instead terminate this Agreement, the Company shall be required to pay Executive the amounts described in Section 7(e)(iv) in satisfaction of the Company’s obligations to Executive hereunder. Notwithstanding the foregoing, the payments and benefits described in clauses (ii- viii) of this Section 7(e) shall immediately terminate, and the Company shall have no further obligations to Executive with respect thereto, in the event that Executive breaches the Restrictive Covenants. Following such termination of Executive’s employment by the Company without Cause or the Company’s unilateral determination not to commence Executive’s employment in accordance with Section 2 of this Agreement and to instead terminate this Agreement, except as set forth in this Section 7(e), Executive shall have no further rights to any compensation or any other benefits under this Agreement. For the avoidance of doubt, Executive’s sole and exclusive remedy upon a termination of employment by the Company without Cause or Company determination not to commence Executive’s employment in accordance with Section 2 of this Agreement and to instead terminate this Agreement shall be receipt of the applicable amounts described in this Section 7(e).
(f)Termination by Executive with Good Reason Outside of the Protection Period. Executive may terminate his employment with Good Reason outside of the Protection Period by providing the Company thirty (30) days’ written notice setting forth in reasonable specificity the event that constitutes Good Reason, which written notice, to be effective, must be provided to the Company within thirty (30) days of the occurrence of such event (or the date Executive became aware of such event, if later). During such thirty (30) notice period, the Company shall have a cure right (if curable), and if not cured within

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such period, Executive’s termination will be effective upon the expiration of such cure period, and Executive shall be entitled to the same payments and benefits as provided in Section 7(e) hereof for a termination by the Company without Cause subject to the same conditions on payment and benefits as described in Section 7(e) hereof, as applicable. Following such termination of Executive’s employment by Executive with Good Reason, except as set forth in this Section 7(f), Executive shall have no further rights to any compensation or any other benefits under this Agreement. For the avoidance of doubt, Executive’s sole and exclusive remedy upon a termination of employment with Good Reason shall be receipt of the Severance Benefits.
(g)Qualifying Termination During the Protection Period. In the event that Executive experiences a Qualifying Termination, Executive (or, in the case of Executive’s death, his estate or beneficiaries) shall be entitled to:
(i)the Accrued Obligations;
(ii)the Prior Year Bonus Amount, to the extent not previously paid;
(iii)the Current Year Prorata Bonus Amount;
(iv)except where the Qualifying Termination is due to Executive’s death or by the Company due to Executive’s Disability, an amount equal to 1.5 times the sum of Executive’s Base Salary and Target Annual Bonus amount, to be paid in a lump sum within 60 days of the date of termination;
(v)subject to Executive’s election of COBRA continuation coverage under the Company’s group health plan, payment, on the first regularly scheduled payroll date of each month for the eighteen months following the termination of Executive’s employment, of an amount equal to the difference between the monthly COBRA premium cost and the monthly contribution paid by active employees for the same level of coverage; provided, that the payments described in this clause (v) shall cease earlier than eighteen months following the termination of Executive’s employment in the event that Executive and his eligible dependents become eligible to receive any health benefits as a result of Executive’s subsequent employment or service during the eighteen months following Executive’s termination;
(vi)full accelerated vesting of the Make Whole Equity Grant, to the extent not previously vested;
(vii)full accelerated vesting of any then outstanding time-vesting restricted stock units granted pursuant to Sections 4(c) or 4(d); and
(viii)full vesting of outstanding performance-vesting stock units granted pursuant to Sections 4(c) or 4(d) based on the applicable performance multipliers achieved on or prior to the date of the Change in Control.
Notwithstanding the foregoing, the payments and benefits described in clauses (ii-viii) of this Section 7(g) shall immediately terminate, and the Company shall have no further obligations to Executive with respect thereto, in the event that Executive breaches the Restrictive Covenants. Following a Qualifying Termination, except as set forth in this Section 7(g), Executive shall have no further rights to any compensation or any other benefits under this Agreement. For the avoidance of doubt, Executive’s sole and exclusive remedy upon a Qualifying Termination shall be receipt of the Severance Benefits. If the Qualifying Termination is a termination by the Company without Cause or due to Disability, by

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Executive with Good Reason or due to Executive’s death that in either case occurs during the six-month period proceeding a Change in Control, any amounts or benefits payable or to be provided to Executive pursuant to this Section 7(g) shall be reduced by any such payments or benefits previously received by Executive pursuant to Sections 7 (c), (e) or (f), as applicable.
Termination by Executive without Good Reason. Executive may terminate his employment without Good Reason at any time by providing the Company sixty (60) days’ prior written notice of such termination. In the event of a termination of employment by Executive under this Section 7(h), Executive shall be entitled only to the Accrued Obligations. In the event of termination of Executive’s employment under this Section 7(h), the Company may, in its sole and absolute discretion, by written notice accelerate such date of termination without changing the characterization of such termination as a termination by Executive without Good Reason. Following such termination of Executive’s employment by Executive without Good Reason, except as set forth in this Section 7(h), Executive shall have no further rights to any compensation or any other benefits under this Agreement.

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(h)Release. Notwithstanding any provision herein to the contrary, the payment of any amount or provision of any benefit pursuant to subsection (e), (f) or (g) of this Section 7 (collectively, the “Severance Benefits”), other than the Accrued Obligations, shall be conditioned upon Executive’s (or, in the case of Executive’s death, his estate’s or beneficiaries’) execution, delivery to the Company, and non- revocation of the Release of Claims (and the expiration of any revocation period contained in such Release of Claims) within twenty-one days following the date of Executive’s termination of employment hereunder (the “Release Execution Period”). If Executive (or, in the case of Executive’s death, his estate or beneficiaries) fails to execute the Release of Claims in such a timely manner so as to permit any revocation period to expire prior to the end of such twenty-one day period, or timely revokes his acceptance of such release following its execution, Executive (or, in the case of Executive’s death, his estate or beneficiaries) shall not be entitled to any of the Severance Benefits. No portion of the Severance Benefits (other than Accrued Obligations) shall be paid until the Release has become effective and all such amounts shall commence to be paid on the first regular payroll date of the Company after the Release has become effective; provided, that, if the Release Execution Period overlaps two calendar years, the first payment shall not be made sooner than the first day of the second year, and shall include any payments that would have been made during the Release Execution Period.
Section 8.    Certain Payments.
In the event that (i) Executive (or, in the case of Executive’s death, his estate or beneficiaries) is entitled to receive any payment, benefit or distribution of any type to or for the benefit of Executive (or, in the case of Executive’s death, his estate or beneficiaries), whether paid or payable, provided or to be provided, or distributed or distributable, pursuant to the terms of this Agreement or otherwise (collectively, the “Payments”), and (ii) any such Payments, either alone or together with any other payments, benefits or distributions made to Executive, would constitute “parachute payments” within the meaning of Section 280G of the Code and would, but for this Section, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then the Payments shall be either (A) paid in full or (B) reduced to the minimum extent necessary so that no portion of the Payments is subject to the Excise Tax, whichever of the foregoing results in the Executive receiving the greater net after-tax amount (taking into account all applicable income, employment and excise taxes).
All determinations required under this Section 8, including whether any reduction in the Payments is required and the amount of such reduction, shall be made by a nationally recognized independent accounting firm or compensation consultant selected by the Company (the “Accounting Firm”). In making its determinations, the Accounting Firm shall take into account, to the extent permitted under Section 280G of the Code and applicable Treasury Regulations, the value (if any) of any noncompetition or similar obligations applicable to Executive that could reasonably be expected to reduce the value of any parachute payments. All fees and expenses of the Accounting Firm shall be borne by the Company. The Accounting Firm shall provide detailed supporting calculations to the Company and the Executive, and its determinations shall be final and binding on all parties.
To the extent any reduction of the Payments is required pursuant to this Section 8, the parachute payment amounts due to Executive (or, in the case of Executive’s death, his estate or beneficiaries) (but no non-parachute payment amounts) shall be reduced in the following order: (i) the parachute payments that are payable in cash shall be reduced (if necessary, to zero) with amounts that are payable last reduced first; (ii) payments and benefits due in respect of any equity, valued at full value (rather than accelerated value), with the highest values reduced first (as such values are determined under Treasury Regulation Section 1.280G-1, Q&A 24); and (iii) all other non-cash benefits not otherwise described in clause (ii) of this Section 8 reduced last. No reduction shall be made unless the Accounting Firm determines that the Executive would retain a greater after-tax amount by such reduction than by paying the Excise Tax.

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Section 9. Restrictive Covenants.
(a)General. Executive acknowledges and recognizes the highly competitive nature of the business of the Company Group, that access to Confidential Information renders Executive special and unique within the industry of the Company Group, and that Executive will have the opportunity to develop substantial relationships with existing and prospective clients, accounts, customers, consultants, contractors, investors, and strategic partners of the Company Group during the course of and as a result of Executive’s employment with the Company. In light of the foregoing, as a condition of Executive’s employment by the Company, and in consideration of Executive’s employment hereunder and the compensation and benefits provided herein, Executive acknowledges and agrees to the Restrictive Covenants, the terms of which are incorporated herein by reference and made a part hereof. Executive further recognizes and acknowledges that the restrictions and limitations set forth in the Restrictive Covenants are reasonable and valid in geographical and temporal scope and in all other respects and are essential to protect the value of the business and assets of the Company Group.
(b)Other Covenants. Notwithstanding anything contained in this Agreement to the contrary, in the event that Executive is subject to similar restrictive covenants pursuant to any other agreement with any member of the Company Group, including, without limitation, under the Equity Documents (“Other Covenants”), the covenants contained in this Agreement shall be in addition to, and not in lieu of, any such Other Covenants, and enforcement by the Company of the covenants contained in this Agreement shall not preclude the applicable member of the Company Group from enforcing such Other Covenants in accordance with their terms.
Section 10. Representations and Warranties of Executive.
Executive represents and warrants to the Company that:
(a)Executive is entering into this Agreement voluntarily and that his employment hereunder and compliance with the terms and conditions hereof will not conflict with or result in the breach by him of any agreement to which he is a party or by which he may be bound;
(b)Executive has not violated, and in connection with his employment with the Company will not violate, any non-solicitation, non-competition, or other similar covenant or agreement with any Person by which he is or may be bound, copies of which have been provided to and reviewed by the Company;
(c)In connection with his employment with the Company, Executive will not use any confidential or proprietary information he may have obtained in connection with employment or service with any prior service recipient; and
(d)Executive has not been terminated from any prior employer or service recipient, or otherwise disciplined in connection any such relationship, in connection with, or as a result of, any claim of workplace sexual harassment or sex or gender discrimination, and to Executive’s knowledge, Executive has not been the subject of any investigation, formal allegation, civil or criminal complaint, charge, or settlement regarding workplace sexual harassment or sex or gender discrimination.
Section 11. Taxes.
The Company may withhold from any payments made under this Agreement all applicable taxes, including but not limited to income, employment, and social insurance taxes, as shall be required by law. Executive acknowledges and represents that the Company has not provided any tax advice to him in

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connection with this Agreement and that he has been advised by the Company to seek tax advice from his own tax advisors regarding this Agreement and payments that may be made to him pursuant to this Agreement, including specifically, the application of the provisions of Section 409A of the Code to such payments.
Section 12. Set Off; Mitigation.
To the extent not prohibited by law or in violation of Section 409A of the Code, the Company’s obligation to pay Executive the amounts provided and to make the arrangements provided hereunder shall be subject to set-off, counterclaim, or recoupment of amounts owed by Executive to the Company or its affiliates upon a determination by a court of competent jurisdiction; provided, however, that to the extent any amount so subject to set-off, counterclaim, or recoupment is payable in installments hereunder, such set-off, counterclaim, or recoupment shall not modify the applicable payment date of any installment, and to the extent an obligation cannot be satisfied by reduction of a single installment payment, any portion not satisfied shall remain an outstanding obligation of Executive and shall be applied to the next installment only at such time the installment is otherwise payable pursuant to the specified payment schedule. Executive shall not be required to mitigate the amount of any payment provided pursuant to this Agreement by seeking other employment or otherwise, and the amount of any payment provided for pursuant to this Agreement shall not be reduced by any compensation earned as a result of Executive’s other employment or otherwise.
Section 13. Additional Section 409A Provisions.
Notwithstanding any provision in this Agreement to the contrary:
(a)Any payment otherwise required to be made hereunder to Executive at any date as a result of the termination of Executive’s employment shall be delayed for such period of time as may be necessary to meet the requirements of Section 409A(a)(2)(B)(i) of the Code (the “Delay Period”). On the first business day following the expiration of the Delay Period, Executive shall be paid, in a single cash lump sum, an amount equal to the aggregate amount of all payments delayed pursuant to the preceding sentence, and any remaining payments not so delayed shall continue to be paid pursuant to the payment schedule set forth herein.
(b)Each payment in a series of payments hereunder shall be deemed to be a separate payment for purposes of Section 409A of the Code.
(c)Notwithstanding anything herein to the contrary, the payment (or commencement of a series of payments) hereunder of any nonqualified deferred compensation (within the meaning of Section 409A of the Code) upon a termination of employment shall be delayed until such time as Executive has also undergone a “separation from service” as defined in Treas. Reg. 1.409A-1(h), at which time such nonqualified deferred compensation (calculated as of the date of Executive’s termination of employment hereunder) shall be paid (or commence to be paid) to Executive on the schedule set forth in Section 7 hereof as if Executive had undergone such termination of employment (under the same circumstances) on the date of his ultimate “separation from service.”
(d)To the extent that any right to reimbursement of expenses or payment of any benefit in- kind under this Agreement constitutes nonqualified deferred compensation (within the meaning of Section 409A of the Code), (i) any such expense reimbursement shall be made by the Company no later than the last day of the taxable year following the taxable year in which such expense was incurred by Executive, (ii) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit, and (iii) the amount of expenses eligible for reimbursement or in-kind benefits provided

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during any taxable year shall not affect the expenses eligible for reimbursement or in-kind benefits to be provided in any other taxable year; provided, however, that the foregoing clause shall not be violated with regard to expenses reimbursed under any arrangement covered by Section 105(b) of the Code solely because such expenses are subject to a limit related to the period the arrangement is in effect.
(e)While the payments and benefits provided hereunder are intended to be structured in a manner to avoid the implication of any penalty taxes under Section 409A of the Code, in no event whatsoever shall any member of the Company Group be liable for any additional tax, interest, or penalties that may be imposed on Executive as a result of Section 409A of the Code or any damages for failing to comply with Section 409A of the Code (other than for withholding obligations or other obligations applicable to employers, if any, under Section 409A of the Code).
Section 14.    Successors and Assigns; No Third-Party Beneficiaries.
(a)The Company. This Agreement shall inure to the benefit of the Company and its respective successors and assigns. Neither this Agreement nor any of the rights, obligations, or interests arising hereunder may be assigned by the Company to a Person (other than another member of the Company Group, or its or their respective successors) without Executive’s prior written consent (which shall not be unreasonably withheld, delayed, or conditioned); provided, however, that in the event of a sale of all or substantially all of the assets of the Company or any direct or indirect division or subsidiary thereof to which Executive’s employment primarily relates, the Company may provide that this Agreement will be assigned to, and assumed by, the acquiror of such assets, division or subsidiary, as applicable, without Executive’s consent.
(b)Executive. Executive’s rights and obligations under this Agreement shall not be transferable by Executive by assignment or otherwise, without the prior written consent of the Company; provided, however, that if Executive shall die, all amounts then payable to Executive hereunder shall be paid in accordance with the terms of this Agreement to Executive’s devisee, legatee, or other designee, or if there be no such designee, to Executive’s estate.
(c)No Third-Party Beneficiaries. Except as otherwise set forth in Section 7(c) or Section 14(b) hereof, nothing expressed or referred to in this Agreement will be construed to give any Person other than the Company, the other members of the Company Group, and Executive any legal or equitable right, remedy, or claim under or with respect to this Agreement or any provision of this Agreement.
Section 15.    Waiver and Amendments.
Any waiver, alteration, amendment, or modification of any of the terms of this Agreement shall be valid only if made in writing and signed by each of the parties hereto; provided, however, that any such waiver, alteration, amendment, or modification must be consented to on the Company’s behalf by the Board. No waiver by either of the parties hereto of their rights hereunder shall be deemed to constitute a waiver with respect to any subsequent occurrences or transactions hereunder unless such waiver specifically states that it is to be construed as a continuing waiver.
Section 16.    Severability.
If any covenants or such other provisions of this Agreement are found to be invalid or unenforceable by a final determination of a court of competent jurisdiction, (a) the remaining terms and provisions hereof shall be unimpaired, and (b) the invalid or unenforceable term or provision hereof shall

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be deemed replaced by a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision hereof.
Section 17.    Governing Law; Waiver of Jury Trial.
THIS AGREEMENT IS GOVERNED BY AND IS TO BE CONSTRUED UNDER THE LAWS OF THE STATE OF PENNSYLVANIA. EACH PARTY TO THIS AGREEMENT ALSO HEREBY WAIVES ANY RIGHT TO TRIAL BY JURY IN CONNECTION WITH ANY SUIT, ACTION, OR PROCEEDING UNDER OR IN CONNECTION WITH THIS AGREEMENT.
Section 18.    Notices.
(a)Place of Delivery. Every notice or other communication relating to this Agreement shall be in writing, and shall be mailed to or delivered to the party for whom or which it is intended at such address as may from time to time be designated by it in a notice mailed or delivered to the other party as herein provided; provided, however, that unless and until some other address be so designated, all notices and communications by Executive to the Company shall be mailed or delivered to the Company at its principal executive office, and all notices and communications by the Company to Executive may be given to Executive personally or may be mailed to Executive at Executive’s last known address, as reflected in the Company’s records.
(b)Date of Delivery. Any notice so addressed shall be deemed to be given (i) if delivered by hand, on the date of such delivery, (ii) if mailed by courier or by overnight mail, on the first business day following the date of such mailing, and (iii) if mailed by registered or certified mail, on the third business day after the date of such mailing.
Section 19.    Section Headings.
The headings of the sections and subsections of this Agreement are inserted for convenience only and shall not be deemed to constitute a part thereof or affect the meaning or interpretation of this Agreement or of any term or provision hereof.
Section 20.    Entire Agreement.
This Agreement, together with any exhibits attached hereto, constitutes the entire understanding and agreement of the parties hereto regarding the employment of Executive. This Agreement supersedes all prior negotiations, discussions, correspondence, communications, understandings, and agreements between the parties relating to the subject matter of this Agreement.
Section 21.    Survival of Operative Sections.
Upon any termination of Executive’s employment, the provisions of Section 7 through Section 23 of this Agreement (together with any related definitions set forth on Appendix A) shall survive to the extent necessary to give effect to the provisions thereof.
Section 22.    Counterparts.
This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument. The execution of this Agreement may be by actual or facsimile signature.

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Section 23.    Attorneys’ Fees.
As soon as practicable following the date of this Agreement, the Company will reimburse Executive (or will pay directly) for up to $60,000 in reasonable legal fees incurred in connection with the review, negotiation and documentation of this Agreement.
*    *    *

[Signatures to appear on the following page.]

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IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first above written.

CERTARA, INC.

By:      /s/ Daniel D. Corcoran
Name: Daniel Corcoran
Title:    Senior Vice President and General Counsel

EXECUTIVE

By:
Name: Jon Resnick

[Signature Page to Employment Agreement]

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first above written.

CERTARA, INC.

By:
Name: Daniel Corcoran
Title: Senior Vice President and General Counsel

EXECUTIVE

By: /s/ Jon Resnick
Name: Jon Resnick

[Signature Page to Employment Agreement]

EXHIBIT A
RELEASE OF CLAIMS

As used in this Release of Claims (this “Release”), the term “claims” will include all claims, covenants, warranties, promises, undertakings, actions, suits, causes of action, obligations, debts, accounts, attorneys’ fees, judgments, losses, and liabilities, of whatsoever kind or nature, in law, in equity, or otherwise.
For and in consideration of the Severance Benefits [TO BE SPECIFICALLY LISTED IN RELEASE AT TIME OF SEPARATION], and other good and valuable consideration, I, Jon Resnick, for and on behalf of myself and my heirs, administrators, executors, and assigns, effective the date on which this release becomes effective pursuant to its terms, do fully and forever release, remise, and discharge each of the Company and each of its direct and indirect subsidiaries and affiliates, together with their respective officers, directors, partners, shareholders, employees, and agents (collectively, the “Group”) from any and all claims whatsoever up to the date hereof that I had, may have had, or now have against the Group, for or by reason of any matter, cause, or thing whatsoever, including any claim arising out of or attributable to my employment or the termination of my employment with the Company, whether for tort, breach of express or implied employment contract, intentional infliction of emotional distress, wrongful termination, unjust dismissal, defamation, libel, or slander, or under any federal, state, or local law dealing with discrimination based on age, race, sex, national origin, handicap, religion, disability, or sexual orientation. This release of claims includes, but is not limited to, all claims arising under the Age Discrimination in Employment Act (“ADEA”), Title VII of the Civil Rights Act, the Americans with Disabilities Act, the Civil Rights Act of 1991, the Family Medical Leave Act, and the Equal Pay Act, each as may be amended from time to time, and all other federal, state, and local laws, the common law, and any other purported restriction on an employer’s right to terminate the employment of employees. The release contained herein is intended to be a general release of any and all claims to the fullest extent permissible by law.
I acknowledge and agree that as of the date I execute this Release, I have no knowledge of any facts or circumstances that give rise or could give rise to any claims under any of the laws listed in the preceding paragraph.
By executing this Release, I specifically release all claims relating to my employment and its termination under ADEA, a United States federal statute that, among other things, prohibits discrimination on the basis of age in employment and employee benefit plans.
Notwithstanding any provision of this Release to the contrary, by executing this Release, I am not releasing (i) any claims relating to my rights under Section 7 of the Employment Agreement, (ii) any claims that cannot be waived by law, (iii) any claims with respect to any securities of the Company that I own or
(iv) my right of indemnification as provided by, and in accordance with the terms of, the Company’s by- laws or a Company insurance policy providing such coverage, as any of such may be amended from time to time.
I expressly acknowledge and agree that I –
•Am able to read the language, and understand the meaning and effect, of this Release;

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Have no physical or mental impairment of any kind that has interfered with my ability to read and understand the meaning of this Release or its terms, and that I am not acting under the influence of any medication, drug, or chemical of any type in entering into this Release;

A-2

•Am specifically agreeing to the terms of the release contained in this Release because the Company has agreed to pay me the Severance Benefits in consideration for my agreement to accept it in full settlement of all possible claims I might have or ever had, and because of my execution of this Release;
•Acknowledge that, but for my execution of this Release, I would not be entitled to the Severance Benefits;
•Understand that, by entering into this Release, I do not waive rights or claims under ADEA that may arise after the date I execute this Release;
•Had or could have [twenty-one (21)][forty-five (45)]1 days from the date of my termination of employment (the “Release Expiration Date”) in which to review and consider this Release, and that if I execute this Release prior to the Release Expiration Date, I have voluntarily and knowingly waived the remainder of the review period;
•Have not relied upon any representation or statement not set forth in this Release or my Employment Agreement made by the Company or any of its representatives;
•Was advised to consult with my attorney regarding the terms and effect of this Release; and
•Have signed this Release knowingly and voluntarily.
I represent and warrant that I have not previously filed, and to the maximum extent permitted by law agree that I will not file, a complaint, charge, or lawsuit against any member of the Group regarding any of the claims released herein. If, notwithstanding this representation and warranty, I have filed or file such a complaint, charge, or lawsuit, I agree that I shall cause such complaint, charge, or lawsuit to be dismissed with prejudice and shall pay any and all costs required in obtaining dismissal of such complaint, charge, or lawsuit, including without limitation the attorneys’ fees of any member of the Group against whom I have filed such a complaint, charge, or lawsuit. This paragraph shall not apply, however, to a claim of age discrimination under ADEA or to any non-waivable right to file a charge with the United States Equal Employment Opportunity Commission (the “EEOC”); provided, however, that if the EEOC were to pursue any claims relating to my employment with Company, I agree that I shall not be entitled to recover any monetary damages or any other remedies or benefits as a result and that this Release and the Severance Benefits will control as the exclusive remedy and full settlement of all such claims by me.
Nothing in this Release shall prohibit or impede me from communicating, cooperating or filing a complaint with any Governmental Entity with respect to possible violations of any U.S. federal, state or local law or regulation, or otherwise making disclosures to any Governmental Entity, in each case, that are protected under the whistleblower provisions of any such law or regulation; provided, that in each case such communications and disclosures are consistent with applicable law. I understand and acknowledge that an individual shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made (1) in confidence to a federal, state, or local government official or to an attorney solely for the purpose of reporting or investigating a suspected violation of law, or (2) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. I understand and acknowledge further that an individual who files a lawsuit for retaliation by an employer

1 To be selected based on whether applicable termination was “in connection with an exit incentive or other employment termination program” (as such phrase is defined in the Age Discrimination in Employment Act of 1967).

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for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual files any document containing the trade secret under seal; and does not disclose the trade secret, except pursuant to court order. Except as otherwise provided in this paragraph or under applicable law, under no circumstance am I authorized to disclose any information covered by the Company’s attorney-client privilege or attorney work product, or the Company’s trade secrets, without the prior written consent of the Company’s General Counsel or other officer designated by the Company. I do not need the prior authorization of (or to give notice to) any member of the Company Group regarding any communication, disclosure, or activity permitted by this paragraph.
I hereby agree to waive any and all claims to re-employment with the Company or any other member of the Company Group and affirmatively agree not to seek further employment with the Company or any other member of the Company Group.
Notwithstanding anything contained herein to the contrary, this Release will not become effective or enforceable prior to the expiration of the period of seven (7) calendar days following the date of its execution by me (the “Revocation Period”), during which time I may revoke my acceptance of this Release by notifying the Company, in writing, delivered to the Company at its principal executive office, marked for the attention of its General Counsel, with copy to the Board. To be effective, such revocation must be received by the Company no later than 11:59 p.m. on the seventh (7th) calendar day following the execution of this Release. Provided that the Release is executed and I do not revoke it during the Revocation Period, the eighth (8th) day following the date on which this Release is executed shall be its effective date. I acknowledge and agree that if I revoke this Release during the Revocation Period, this Release will be null and void and of no effect, and neither the Company nor any other member of the Group will have any obligations to pay me the Severance Benefits.
The provisions of this Release shall be binding upon my heirs, executors, administrators, legal personal representatives, and assigns. If any provision of this Release shall be held by any court of competent jurisdiction to be illegal, void, or unenforceable, such provision shall be of no force or effect. The illegality or unenforceability of such provision, however, shall have no effect upon and shall not impair the enforceability of any other provision of this Release.
EXCEPT WHERE PREEMPTED BY FEDERAL LAW, THIS RELEASE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH FEDERAL LAW AND THE LAWS OF THE STATE OF PENNSYLVANIA, APPLICABLE TO AGREEMENTS MADE AND TO BE PERFORMED IN THAT STATE WITHOUT GIVING EFFECT TO THE PRINCIPLES OF CONFLICTS OF LAWS. I HEREBY WAIVE ANY RIGHT TO TRIAL BY JURY IN CONNECTION WITH ANY SUIT, ACTION, OR PROCEEDING UNDER OR IN CONNECTION WITH THIS RELEASE.
Capitalized terms used, but not defined herein, shall have the meanings ascribed to such terms in my Employment Agreement, dated      with the Company (the “Employment Agreement”).

Name: Jon Resnick Date:

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EXHIBIT B
RESTRICTIVE COVENANTS

1.Non-Competition; Non-Solicitation; Non-Interference. Executive acknowledges and recognizes the highly competitive nature of the businesses of the Company Group and its affiliates and accordingly agrees as follows:
(a)Prior to termination of Executive’s employment for any reason (the “Employment Term”) and until the first anniversary of the termination of Executive’s employment (the “Restrictive Covenant Period”), Executive will not (i) directly or indirectly, in any geographic location in which the Company Group engages, own, operate, manage, control, invest in, lend to, acquire an interest in, or otherwise engage or participate in (whether as an employee, independent contractor, consultant, partner, shareholder, joint venturer, investor, or any other type of participant) the management or conduct of any business activities, whether through selling, distributing, manufacturing, marketing, purchasing, or otherwise, that compete directly or indirectly with any member of the Company Group (“Competitive Activities”), it being understood that Competitive Activities as of the date hereof include, without limitation, principally engaging in the business of model based drug development consulting services or technology solutions, including with respect to discovery, pre-clinical, clinical and post-marketing drug development and regulatory submissions and review and any other business in which the Company is actively engaged at the time of termination (the “Business”).
(b)During the Restrictive Covenant Period, Executive will not directly or indirectly:
(i)(A) solicit or induce any customer, supplier, licensee, or other business relation (or any actively sought prospective customer, supplier, licensee, or other business relation) of the Company or any member of the Company Group to cease doing business with or materially reduce the amount of business conducted with the Company or any member of the Company Group, or interfere with the relationship between any such customer, supplier, licensee, or other business relation (or any actively sought prospective customer, supplier, licensee, or other business relation) and the Company or any member of the Company Group; or (B) knowingly or intentionally assist any Person in any substantive or direct way to do, or attempt to do, anything prohibited by clause
(A) above; or
(ii)(A) solicit or hire, directly or indirectly, for employment, or assist others in hiring, employing, inducing, or soliciting for employment (except in the performance of Executive’s duties), any employees of the Company or any member of the Company Group (or individuals who were employed during the one-year period prior to the termination of Executive’s employment with the Company); or (B) knowingly or intentionally assist any Person in any substantive or direct way to do, or attempt to do, anything prohibited by clause (A) above.
If a final and non-appealable judicial determination is made that any of the provisions of this Section 1 constitutes an unreasonable or otherwise unenforceable restriction against Executive, the provisions of this Section 1 will not be rendered void but will be deemed to be modified to the minimum extent necessary to remain in force and effect for the longest period and largest geographic area that would not constitute

B-1

such an unreasonable or unenforceable restriction. Moreover, notwithstanding the fact that any provision of this Section 1 is determined not to be specifically enforceable, the Company will nevertheless be entitled to recover monetary damages as a result of Executive’s breach of such provision.

B-2

(c)The period of time during which the provisions of this Section 1 shall be in effect shall be extended by the length of time during which Executive is in breach of the terms hereof.
(d)The provisions of Section 1 hereof shall survive the termination of Executive’s employment for any reason.
2.Confidentiality; Intellectual Property.
(a)Confidentiality.
(i)Executive acknowledges that the Confidential Information obtained by Executive while employed by the Company is the property of the Company Group. Therefore, Executive agrees that Executive shall not disclose to any unauthorized Person or use for Executive’s own purposes any Confidential Information without the prior written consent of the Company, unless and to the extent that the aforementioned matters become generally known to and available for use by the public other than as a result of Executive’s acts or omissions in violation of this Agreement; provided, however, that if Executive receives a request to disclose Confidential Information pursuant to a deposition, interrogation, request for information or documents in legal proceedings, subpoena, civil investigative demand, governmental or regulatory process, or similar process, (i) Executive shall, as promptly as practicable, notify in writing the Company, and consult with and reasonably assist the Company, at the Company’s expense, in seeking a protective order or request for other appropriate remedy, (ii) in the event that such protective order or remedy is not obtained, or if the Company waives compliance with the terms hereof, Executive shall disclose only that portion of the Confidential Information which, based on the advice of Executive’s legal counsel, is legally required to be disclosed and shall exercise reasonable best efforts to provide that the receiving Person shall agree to treat such Confidential Information as confidential to the extent possible (and permitted under applicable law) in respect of the applicable proceeding or process, and (iii) the Company shall be given an opportunity to review the Confidential Information prior to disclosure thereof.
(ii)For purposes of this Agreement, “Confidential Information” means information, observations, and data concerning the business or affairs of the Company Group, including, without limitation, all business information (whether or not in written form) that relates to any member of the Company Group, or its customers, suppliers, or contractors or any other third parties in respect of which the Company or any member of the Company Group has a business relationship or owes a duty of confidentiality, or their respective businesses or products, and that is not known to the public generally other than as a result of Executive’s breach of this Agreement, including but not limited to technical information or reports, formulas, trade secrets, unwritten knowledge and “know-how,” operating instructions, training manuals, customer lists, customer buying records and habits, product sales records and documents, and product development, marketing, and sales strategies, market surveys, marketing plans, profitability analyses, product cost, long-range plans, information relating to pricing, competitive strategies, and new product development, information relating to any forms of compensation or other personnel-related information, contracts, and supplier lists. Confidential Information will not include such information known to Executive prior to Executive’s involvement with the Company or any predecessor thereof or information rightfully obtained from a third party (other than pursuant to a breach by Executive of this Agreement). Without limiting the foregoing,

B-3

Executive and the Company each agree to keep confidential the existence of, and any information concerning, any dispute between Executive and the Company or any member of the Company Group, except that Executive and the Company each may disclose information concerning such dispute to the court that is considering such dispute or to their respective legal counsel (provided that such counsel agrees not to disclose any such information other than as necessary to the prosecution or defense of such dispute).
(iii)Executive acknowledges that all notes, memoranda, specifications, devices, formulas, records, files, lists, drawings, documents, models, equipment, property, computer, software, or intellectual property relating to the businesses of the Company Group, in whatever form (including electronic), and all copies thereof, that are received or created by Executive while an employee of the Company (including but not limited to Confidential Information and Inventions) are and shall remain the property of the Company Group, and Executive shall as promptly as practicable return such property to the Company upon the termination of Executive’s employment and, in any event, at the Company’s request. Executive agrees further that any property situated on the premises of, and owned by, the Company or any member of the Company Group, including disks and other storage media, filing cabinets, and other work areas, is subject to inspection by the Company’s personnel at any time with or without notice.
(iv)Executive agrees further that Executive will not improperly use or disclose any confidential information or trade secrets, if any, of any former employers or any other Person to whom Executive has an obligation of confidentiality, and will not bring onto the premises of the Company or any member of the Company Group any unpublished documents or any property belonging to any former employer or any other Person to whom Executive has an obligation of confidentiality unless consented to in writing by the former employer or other Person.
(b)Nothing in this Agreement shall prohibit or impede Executive from communicating, cooperating or filing a complaint with any U.S. federal, state or local governmental or law enforcement branch, agency or entity (collectively, a “Governmental Entity”) with respect to possible violations of any U.S. federal, state or local law or regulation, or otherwise making disclosures to any Governmental Entity, in each case, that are protected under the whistleblower provisions of any such law or regulation, provided that in each case such communications and disclosures are consistent with applicable law. Executive understands and acknowledges that an individual shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made (i) in confidence to a federal, state, or local government official or to an attorney solely for the purpose of reporting or investigating a suspected violation of law, or (ii) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. Executive understands and acknowledges further that an individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual files any document containing the trade secret under seal; and does not disclose the trade secret, except pursuant to court order. Notwithstanding the foregoing, under no circumstance will Executive be authorized to disclose any information covered by attorney-client privilege or attorney work product of any member of the Company without prior written consent of the Company’s General Counsel or other officer designated by the Company.
(c)Intellectual Property.
(i)Executive agrees that the results and proceeds of Executive’s services for the Company Group (including, but not limited to, any Confidential Information and other trade

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secrets, products, services, processes, know-how, designs, developments, innovations, analyses, drawings, reports, techniques, formulas, methods, developmental or experimental work, improvements, discoveries, inventions, ideas, source and object codes, programs, matters of a literary, musical, dramatic, or otherwise creative nature, writings, and other works of authorship) resulting from services performed while an employee of the Company and any works in progress, whether or not patentable or registrable under copyright or similar statutes, that were made, developed, conceived, or reduced to practice or learned by Executive, either alone or jointly with others (collectively, “Inventions”), shall be works-made-for-hire, and the Company (or, if applicable or as directed by the Company, any member of the Company Group) shall be deemed the sole owner throughout the universe of any and all trade secret, patent, copyright, and other intellectual property rights (collectively, “Proprietary Rights”) of whatsoever nature therein, whether or not now or hereafter known, existing, contemplated, recognized, or developed, with the right to use the same in perpetuity in any manner the Company determines in its sole discretion, without any further payment to Executive whatsoever. If, for any reason, any of such results and proceeds shall not legally be a work-made-for-hire or there are any Proprietary Rights that do not accrue to the Company (or, as the case may be, any member of the Company Group) under the immediately preceding sentence, then Executive hereby irrevocably assigns and agrees to assign any and all of Executive’s right, title, and interest thereto, including any and all Proprietary Rights of whatsoever nature therein, whether or not now or hereafter known, existing, contemplated, recognized, or developed, to the Company (or, if applicable or as directed by the Company, any member of the Company Group), and the Company or such member of the Company Group shall have the right to use the same in perpetuity throughout the universe in any manner determined by the Company or such member of the Company Group without any further payment to Executive whatsoever. As to any Invention that Executive is required to assign, Executive shall promptly and fully disclose to the Company all information known to Executive concerning such Invention.
(ii)Executive agrees that, from time to time, as may be requested by the Company and at the Company’s sole cost and expense, Executive shall do any and all things that the Company may reasonably deem useful or desirable to establish or document the Company’s exclusive ownership throughout the United States of America or any other country of any and all Proprietary Rights in any such Inventions, including the execution of appropriate copyright or patent applications or assignments. To the extent that Executive has any Proprietary Rights in the Inventions that cannot be assigned in the manner described above, Executive unconditionally and irrevocably waives the enforcement of such Proprietary Rights. This Section 2(c)(ii) is subject to and shall not be deemed to limit, restrict, or constitute any waiver by the Company of ownership of any Proprietary Rights to which the Company (or other applicable member of the Company Group) may be entitled by operation of law by virtue of the Company’s (or other applicable member of the Company Group’s) being Executive’s employer. Executive agrees further that, from time to time, as may be requested by the Company and at the Company’s sole cost and expense, Executive shall assist the Company in every reasonable, proper and lawful way to obtain and from time to time enforce Proprietary Rights relating to Inventions in any and all countries. To this end, Executive shall execute, verify, and deliver such documents and perform such other acts (including appearances as a witness) as the Company may reasonably request for use in applying for, obtaining, perfecting, evidencing, sustaining, and enforcing such Proprietary Rights and the assignment thereof. In addition, Executive shall execute, verify, and deliver assignments of such Proprietary Rights to the Company or its designees. Executive’s obligation to assist the Company with respect to Proprietary Rights relating to such Inventions in any and all countries shall continue beyond the termination of Executive’s employment with the Company.

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(iii)Executive hereby waives and quitclaims to the Company any and all claims, of any nature whatsoever, that Executive now or may hereafter have for infringement of any Proprietary Rights assigned hereunder to the Company.
3.Non-Disparagement. Executive shall not, whether in writing (electronically or otherwise) or orally, malign, denigrate, or disparage the Company, any other member of the Company Group, or any of their respective predecessors or successors, or any of their respective current or former managers, directors, officers, employees, shareholders, partners, members, agents, or representatives, with respect to any of their respective past or present activities, or otherwise publish (whether in writing (electronically or otherwise) or orally) statements that tend to portray any of the aforementioned parties in an unfavorable light. The following obligation shall not restrict Executive’s ability to perform his duties and responsibilities during the Term of Employment in accordance with the terms of this Agreement.
4.Cooperation. During Executive’s employment with the Company and at any time thereafter, Executive agrees to reasonably cooperate (subject to advance written notice and with due regard given to Executive's other commitments), (a) with the Company in the defense of any legal matter not adverse to Executive and involving any matter that arose during Executive's employment with the Company or any other member of the Company Group; and (b) with all government authorities on matters pertaining to any investigation, litigation or administrative proceeding pertaining to the Company or any other member of the Company Group, in each case, relating to Executive's employment period and not adverse to Executive. The Company will reimburse Executive for any reasonable travel and out-of-pocket costs and expenses incurred by Executive in providing such cooperation. Nothing in this section is intended to, and shall not, restrict or limit Executive from exercising Executive's protected rights hereof or restrict or limit Executive from providing information in response to a subpoena or other legal process, to a governmental entity or self-regulatory authority, or in the event of litigation between Executive and the Company or its affiliates. The term "cooperation" does not mean that Executive must provide information that is favorable to the Company; it means only that Executive will provide information within Executive's knowledge and possession upon the Company's request.

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